Exhibit 3

ASSIGNMENT OF SHARES

(Bryan G. Glazer Irrevocable Exempt Trust)

This Assignment of Shares is made effective as of August 14, 2015 (the “Effective Date”), by and between Red Football Limited Partnership, a Nevada limited partnership (the “Assignor”) and Bryan G. Glazer Irrevocable Exempt Trust (the “Assignee”).

WHEREAS, Assignor desires to assign 3,500,000 Class B shares of Manchester United plc (the “Assigned Shares”) to Assignee, and Assignee desires to accept such assignment.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                      Assignor hereby assigns the Assigned Shares to Assignee, effective as of the Effective Date, and Assignee hereby accepts such assignment.

IN WITNESS WHEREOF, the parties have duly executed this Assignment of Shares as of the Effective Date.

ASSIGNOR

Red Football Limited Partnership

Red Football General Partner, Inc., its Managing Partner

	By:	/s/ Joel M. Glazer
Joel M. Glazer
President

ASSIGNEE

Bryan G. Glazer Irrevocable Exempt Trust

By:	/s/ Bryan G. Glazer
Bryan G. Glazer
Trustee